Exhibit 99.1
ARCADIA RESOURCES ANNOUNCES STEPHEN GOLDSMITH RESIGNS FROM
BOARD OF DIRECTORS TO BECOME DEPUTY MAYOR OF NEW YORK CITY
INDIANAPOLIS, Ind., May 28, 2010 — Arcadia Resources, Inc. (NYSE Amex: KAD), a leading provider of innovative consumer health care services under the Arcadia HealthCareSM brand, today announced Stephen Goldsmith will resign from the Board of Directors to become Deputy Major of New York City.
“We want to thank Steve for his years of service to Arcadia and our shareholders, and we wish him well as he embarks on a new and exciting role as Deputy Mayor of New York City,” said Marvin R. Richardson, President and Chief Executive Officer of Arcadia HealthCare. “Steve brought tremendous insight and energy to our board and I am confident that he will do an outstanding job in his new role as Deputy Mayor.”
“I am extremely pleased with the progress Arcadia has achieved in all facets of the business,” said Stephen Goldsmith. “I am particularly excited about the prospects for DailyMed and believe the Company has established a great foundation for future success.”
After Mr. Goldsmith’s resignation, the Board of Directors will consist of five members including one executive director, Marvin R. Richardson, President and Chief Executive Officer and four non-executive directors, John T. Thorton, Peter A. Brusca, Joseph Mauriello and Daniel Eisenstadt.
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About Arcadia HealthCareSM
Arcadia HealthCare is a service mark of Arcadia Resources, Inc. (NYSE Amex: KAD), and is a leading provider of home care, medical staffing and pharmacy services under its proprietary DailyMed program. The Company, headquartered in Indianapolis, Indiana, has 65 locations in 20 states. Arcadia HealthCare’s comprehensive solutions and business strategies support the Company’s vision of “Keeping People at Home and Healthier Longer.”
DailyMed™ Pharmacy dispenses a monthly cycle of a patient’s prescriptions, over-the-counter medications and vitamins, and organizes them into pre-sorted packets clearly marked with the date and time the medications should be taken. In the dispensing process, a DailyMed pharmacist reviews each patient’s medication profile and utilizes state-of-the-art medication therapy management tools to improve the safety and efficacy of the medications being dispensed. A DailyMed pharmacist provides routine communication with the patient, the primary care physician, caregivers and payers to maximize the pharmaceutical care administered. The DailyMed program improves patient care and drug utilization while reducing drug and hospitalization costs for private and government payers.
Forward-Looking Statements
This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company, Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.
Contact:
Matthew Middendorf
Chief Financial Officer
mmiddendorf@arcadiahealthcare.com
317.569.8234 x106
Bill Bunting
In-Site Communications, Inc.
(212) 759-3929
bbunting@insitecony.com